Exhibit 99.1

To Our Valued Stockholders:

In 2008, Wells Timberland REIT continued to do the things we do best — make prudent business decisions and follow sound forestry management practices that we expect will build value for stockholders over the long term.

After many years in the real estate business, I’ve seen all kinds of real estate market events and temporary corrections, such as the cycle we are in today. However, I also have witnessed eventual economic recovery and great prosperity.

Now is the time for investors to stay the course, focus on diversifying their investment holdings, and invest patiently and carefully. With timberland, you’ve invested in an asset class that does not move in tandem with the stock market and that is designed to grow in value for the long term.

Thank you for joining us as we continue our steady progress within the Wells Timberland REIT portfolio.

Sincerely,

Leo F. Wells III
President
Wells Timberland REIT, Inc.

Dear Fellow Stockholder:

Wells Timberland REIT had a very productive year in 2008. As we completed our first year of operations, we took advantage of opportunities to create and build value in our timber harvesting and operations.

It’s no secret that 2008 was a tough year in the capital markets and the economy in general. Timber producers were further affected by the slowdown in new construction and housing. Even with these challenges, we have some distinct advantages in times of price volatility. One is that trees do not have to be harvested if prices are not favorable — trees can continue to grow regardless of surrounding market conditions. Second, we can shift our end-use and sales-mix strategy to products that have stronger demand in the marketplace.

Highlights of 2008

•	We shifted our sales strategy from sawtimber to pulpwood in response to favorable pulpwood demand and pricing.

•	We continued to pay down our debt in anticipation of purchasing more assets in the future.

•	We planted 2.5 million new seedlings.

As an example, one of the major markets for timber is the housing industry. In 2008, the U.S. saw a 50-year low in new housing starts1 and a 16-year low in the composite index for dimensional lumber and panels.2

[1]	U.S. Commerce Department, Jan. 22, 2009.
[2]	U.S. Dept. of Labor, Bureau of Labor Statistics.

Despite these challenges, we had the operational flexibility to respond to weak lumber prices by selling less sawtimber and more pulpwood. In fact, pulpwood — a raw material used in everyday items such as disposable diapers and beverage packaging — accounted for 75% of our delivered volume in 2008. Even in recessionary times, Americans will continue to purchase these items. And we have a number of channels through which to sell our pulpwood. After purchasing our timberland from MeadWestvaco in 2007, we signed a 25-year fiber supply agreement with them that kept the company as our largest customer. This agreement has provided us with consistent pulpwood prices.

Productivity on the ground

Despite soft markets for lumber, we enjoyed a highly productive year and stayed quite busy on the more than 300,000 acres we manage.

In 2008, we posted solid results in meeting our customers’ needs and in keeping up with market demand. We accomplished the following:

•	Harvested nearly 1.4 million tons of pine and 274,000 tons of hardwood.

•	Brought the property up to full operation with a 50% increase in average year-round logging crews.

•	Thinned almost 15,000 acres, setting the stage for future tree growth. We plan to increase the number of thinning acres again in 2009 in order to help the remaining trees to grow faster and larger.

•	Planted 2.5 million new seedlings and expect to plant 3.5 million in 2009.

•	Increased nontimber revenues primarily from recreational leases.

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Sold 1,760 acres for “higher-and-better-use” (HBU) purposes. HBU sales in 2008 accounted for $4.5 million and averaged $2,552 per acre, which is significantly more than we originally paid for the land.

Opportunities for long-term growth and value creation

Our initial location is in what is known as “America’s Wood Basket” — the Southeastern United States — and it means that we have a large number of potential customers. In fact, there are at least 50 mills within a 100-mile radius, which means that we have ample opportunities to move and merchandise wood. With the diverse array of products supported by our harvested wood, we believe that our timberland is a prime asset with great long-term potential.

Growth in merchantable timber

Our timberland continues to be fertile and highly productive. Even with thinning and harvesting, our most recent land survey indicated substantial growth in tree inventory. This is the beauty and value of the business of trees — they always grow!

Potential growth in land values

Looking at last year’s sales statistics industrywide, we believe that our property has grown in value. Nationwide, approximately 3.4 million acres of timber-land were sold in 2008 at an average price of $1,460 per acre.3 In the South, sales averages were even higher at $1,780 an acre.4 While there is no guarantee that our property could be sold at these prices, we believe these are positive indicators considering that we acquired our current holdings for less in October 2007.

[3]	Timber Mart-South, Market News Quarterly, 4th Quarter 2008.
[4]	Ibid.

Environmental stewardship

Wells Timberland REIT remains committed to following sustainable forestry practices and responsibly managing the forests under our care. As part of that commitment, we’re proud that Wells Timberland REIT earned Sustainable Forestry Initiative® forest management certification in 2008 — a designation that enhances the attractiveness of our products in the marketplace. The SFI® label signals to consumers and our stockholders that they’re buying wood and paper products from companies that demonstrate corporate social responsibility and environmental leadership, and it’s an important designation to have in our industry.

Financial milestones and looking to the future

From a financial perspective, we achieved solid operating results even amid turbulence in the larger economy.

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As you know, Wells Timberland REIT is a relatively new company. As such, right now we’re focusing on raising capital and growing in scale. We’re pleased to report that by the end of 2008, we had raised over $134 million and attracted more than 4,600 investors. Funds raised to date have been invested on your behalf in the more than 300,000 acres that we manage.

•	To further expand our investor base, we’re pursuing opportunities for investors in other countries who are interested in investing in timberland to invest with us.

•	While we posted an operating loss, our cash flow was positive at $8.3 million for the year.

•	We took steps to remove certain obstacles to our ability to qualify as a REIT for tax year 2009.

It’s difficult to not worry about the current state of the economy. However, history tells us that these down periods do not last. Prudent investors know to stay the course, keep doing what they’re doing, and continue to look for investments that will help build long-term wealth. We’re proud that you’ve chosen to include Wells Timberland REIT as part of your diversified investment portfolio, and we are committed to working diligently on your behalf to create value in all kinds of markets.

Lastly, don’t miss our brand-new Web site — www.wellstimberland.com — where you’ll find everything you need to stay up to date on Wells Timberland REIT. In addition to the latest news and informative articles, you’ll also be able to sign up for electronic communications — the fastest and most economical way to receive important investor communications. If you haven’t already signed up, we encourage you to do so.

Thank you so much for your participation and confidence as an investor.

Sincerely,

Jess E. Jarratt
President
Wells Timberland Management Organization, LLC